EXHIBIT 99.1
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                             News Release

                               LANDAUER


                         For Immediate Release

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                        LANDAUER, INC. REPORTS
                         FISCAL 2003 EARNINGS

 For Further Information Contact:      James M. O'Connell
                                       Vice President, Treasurer and CFO

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GLENWOOD, ILLINOIS -- NOVEMBER 10, 2003 -- Landauer, Inc. (NYSE:  LDR),
today reported revenues and net income for its fiscal year ended
September 30, 2003. The Company, a recognized leader in personal and environmental radiation monitoring services, reported fiscal 2003 revenues of $64,818,000, an increase of 10.6% compared with revenues of $58,608,000 for fiscal 2002. Net income for the year just ended was $15,019,000 compared with $16,180,000 reported for fiscal 2002. Diluted earnings per share for fiscal 2003 were $1.69 compared with $1.83 reported a year ago. When comparing the results for fiscal 2003 with year ago results, net income for 2003 reflected a non-cash charge in the amount of $2,750,000, or $0.19 per diluted share (after income tax benefit of $1,092,000) to record the impairment in value of assets related to Landauer's Aurion service in the second quarter. Additionally, net income reported in fiscal 2002 included recognition of gain in the amount of $786,000, or $0.06 per diluted share (after income tax expense of $275,000) arising from the exchange of a portion of its U.K. business for controlling interest in LCIE-Landauer, the Company's operating unit in France and the United Kingdom.

Revenue growth during fiscal 2003 was attributable to gains in pricing, unit volume and ancillary service fees for the Company's core domestic radiation monitoring business. Additionally, full-year consolidation of the operations of LCIE-Landauer, the Company's 51%-owned operating unit in France and the United Kingdom and a weak U.S. dollar contributed to reported growth. LCIE-Landauer was included in consolidated operations for only the second half of 2002. Consolidated revenues, excluding LCIE-Landauer in 2003 and 2004, increased by $2.9 million, or 5.2%. Excluding the impairment charge, costs and expenses for fiscal 2003 grew at a slightly higher rate than revenues reflecting higher expenses for insurance and employee benefits, full-year European operations, a weaker dollar and higher research costs, offset by lower incentive compensation costs. Net other income was slightly lower than a year ago reflecting lower net investment income offset by improved earnings from Nagase-Landauer, Ltd., the Company's joint venture in Japan. The effective tax rate for 2003 was 36.9% compared with 37.3% for 2002.

For the quarter ended September 30, 2003, the Company reported earnings of $4,352,000 compared with earnings of $4,173,000 in the same quarter a year ago. Earnings per diluted share for the quarter were $0.49 compared with $0.47 last year. Revenues for the quarter just ended were $16,656,000, an increase of 8.7% compared with $15,320,000 a year ago.






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    Landauer, Inc.   2 Science Road   Glenwood, Illinois 60425-1586
  Telephone: 708.755.7000   Facsimile: 708.744.7011   landauerinc.com


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LANDAUER, INC.
ADD 2



Costs and expenses for the quarter just ended were 11% higher than for the same period a year ago, primarily related to increased research activity and higher employee benefit costs, offset by reduced incentive compensation expense.

As Landauer marks its 50th anniversary next year, the needs of its customers continue to be met using the best technologies available. More persons served by commercial laboratories in the U.S. are monitored using optically stimulated luminescence ("OSL") than any other technology. Landauer's long-term strategy is to increase those monitored using the OSL technology through the expanded introduction of InLight<trademark> in the U.S. and internationally over the next few years. The InLight product offering is designed to be used by small and mid-sized commercial and in-house laboratories that provide radiation monitoring services. Beginning this year, Landauer will introduce InLight as the measurement platform to be used by LCIE-Landauer to serve its more than 125,000 customers. As we look to the future we are encouraged by the growth opportunities provided by InLight for in-house laboratories here and abroad.


OUTLOOK FOR FISCAL 2004

Landauer's business plan for fiscal 2004 anticipates revenue growth for the year to be in the range of 6 - 7% that is evenly balanced among the Company's traditional revenue sources. Domestic revenue growth is expected to occur as a result of pricing, moderate unit growth and increased sales of ancillary services. International revenue growth, as well, is expected to result from pricing and increased units, although currency exchange rates can impact the effect. Aggregate costs and operating expenses for fiscal 2004 are expected to be slightly lower than fiscal 2003 levels, largely reflecting the absence of the $2.8 million impairment charge that occurred in 2003. Net other income in fiscal 2004 is anticipated to be comparable to the year just ended. The effective income tax rate for fiscal 2004 is expected to be 37.2 - 37.5%. Resulting net income for 2004 is anticipated to be higher by 18 - 20% compared with fiscal 2003.


CONFERENCE CALL INFORMATION

Landauer, Inc. has scheduled a conference call to be broadcast simultaneously over the Internet at www.vcall.com on Tuesday, November 11, 2003, at 10:00 a.m. CST. Please allow 15 minutes to register and download the required software. Replays will be available through Vcall's website.


ABOUT LANDAUER

Landauer is the leading provider of analytical services to determine occupational and environmental radiation exposure. For almost 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, and other industries in which radiation poses a potential threat to employees. Landauer's services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from clients, and the analysis and reporting of exposure findings.









                                -more-


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LANDAUER, INC.
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SAFE HARBOR STATEMENT

Certain of the statements made herein constitute forward looking statements that are based on certain assumptions and involve certain risks and uncertainties, including assumptions, risks and uncertainties associated with the Company's introduction of the InLight technology, the cost associated with the Company's research and business development efforts, the anticipated results of operations of the Company and its subsidiaries or ventures, the valuation of the Company's long lived assets or business units relative to future cash flows, the Company's market position, the Company's business plans, anticipated revenue and cost growth, the risks associated with conducting business internationally, the effects of changing economic and competitive conditions, foreign exchange rates, and government regulations. Such assumptions may not materialize to the extent assumed and such risks and uncertainties may cause actual results to differ from anticipated results. Such risks and uncertainties may also result in changes to the Company's business plans and prospects and could create the need from time to time to write down the value of assets or otherwise cause the Company to incur unanticipated expenses. Additional information may be obtained by reviewing the Company's reports filed from time to time with the SEC.












































                                -more-


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LANDAUER, INC.
ADD 4


            FOURTH QUARTER FISCAL 2003 FINANCIAL HIGHLIGHTS

       (unaudited, amounts in thousands, except per share data)


                             Three Months Ended  Twelve Months Ended
                                September 30,        September 30,
                             ------------------  -------------------
                               2003      2002       2003      2002
                             --------  --------   --------  --------

Net Revenues. . . . . . . .  $ 16,656  $ 15,320   $ 64,818  $ 58,608

Cost and expenses:
  Cost of sales . . . . . .     5,861     5,254     23,403    20,462
  Selling, general and
    administrative. . . . .     3,933     3,536     14,808    13,747
  Impairment in value
    of assets . . . . . . .     --        --         2,750     --
                             --------  --------   --------  --------
                                9,794     8,790     40,961    34,209
                             --------  --------   --------  --------

Operating income. . . . . .     6,862     6,530     23,857    24,399

Gain on formation of
  LCIE-Landauer . . . . . .     --        --         --          786

Other income - net. . . . .       333       417      1,043     1,086
                             --------  --------   --------  --------
Income before income taxes
  and minority interest . .     7,195     6,947     24,900    26,271
Income taxes. . . . . . . .     2,642     2,637      9,193     9,811
                             --------  --------   --------  --------

Income before minority
  interest. . . . . . . . .     4,553     4,310     15,707    16,460
Minority interest
  therein . . . . . . . . .       201       137        688       280
                             --------  --------   --------  --------

Net income. . . . . . . . .  $  4,352  $  4,173   $ 15,019  $ 16,180
                             ========  ========   ========  ========

Net income per
 common share:
  Basic . . . . . . . . . .  $   0.50  $   0.48   $   1.71  $   1.85
                             ========  ========   ========  ========
  Average share
    outstanding . . . . . .     8,842     8,774      8,808     8,756
                             ========  ========   ========  ========

  Diluted . . . . . . . . .  $   0.49  $   0.47   $   1.69  $   1.83
                             ========  ========   ========  ========
  Average share
    outstanding . . . . . .     8,885     8,855      8,891     8,855
                             ========  ========   ========  ========





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LANDAUER, INC.
ADD 4


                  SUMMARY CONSOLIDATED BALANCE SHEETS

                   (unaudited, amounts in thousands)



                                                     September 30,
                                                --------------------
                                                  2003        2002
                                                --------    --------
ASSETS

Current Assets:
  Cash and cash equivalents . . . . . . . . .   $ 10,572    $  7,627
  Short-term investments. . . . . . . . . . .        440         317
  Receivables, net of reserves. . . . . . . .     13,770      13,620
  Other current assets. . . . . . . . . . . .      8,681       5,266
                                                --------    --------
Total current assets. . . . . . . . . . . . .     33,463      26,830
                                                --------    --------
Net property, plant and equipment . . . . . .     17,226      18,179
Equity in joint venture . . . . . . . . . . .      3,402       2,806
Other assets. . . . . . . . . . . . . . . . .     12,372      12,442
                                                --------    --------
TOTAL ASSETS. . . . . . . . . . . . . . . . .   $ 66,463    $ 60,257
                                                ========    ========


LIABILITIES AND STOCKHOLDERS' INVESTMENT

Current Liabilities:
  Account payable . . . . . . . . . . . . . .   $  1,548    $  1,789
  Dividend payable. . . . . . . . . . . . . .      3,316       3,071
  Deferred revenue. . . . . . . . . . . . . .     12,464      11,885
  Other current liabilities . . . . . . . . .      9,726       8,444
                                                --------    --------
Total current liabilities . . . . . . . . . .     27,054      25,189
                                                --------    --------
Minority interest in subsidiary . . . . . . .        984         462
                                                --------    --------
Stockholders' investment. . . . . . . . . . .     38,425      34,606
                                                --------    --------
TOTAL LIABILITIES AND
  STOCKHOLDERS' INVESTMENT. . . . . . . . . .   $ 66,463    $ 60,257
                                                ========    ========





















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